Exhibit 99.1

ION Acquisition Corp 3 Ltd. Announces Liquidation

November 17, 2022 – New York, NY – ION Acquisition Corp 3 Ltd. (the “Company”) announced today that, due to its anticipated inability to consummate an initial business combination within the time period required by its Amended and Restated Memorandum and Articles of Association, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Memorandum and Articles of Association and will redeem all of the ordinary shares outstanding, at a per share redemption price of approximately $10.08.

As of the close of business on November 17, 2022, the ordinary shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the ordinary shares. Record holders may redeem their ordinary shares for their pro rata portion of the proceeds of the trust account by delivering their shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of ordinary shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the ordinary shares is expected to be completed by November 23, 2022.

The Company’s initial stockholders have waived their redemption rights with respect to its outstanding ordinary shares issued prior to the Company’s initial public offering.

The Company expects that the New York Stock Exchange will file a Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist its securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About ION Acquisition Corp 3 Ltd.

ION Acquisition Corp 3 Ltd. is a blank check company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization, or other similar business combination with one or more businesses or entities.

Cautionary Note Concerning Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements,” including statements with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

ION Acquisition Corp 3 Ltd.
Avrom Gilbert
avrom@ion-am.com